Exhibit 99.2

AVEO Oncology Announces TIVO-3 Final Overall Survival Results Featured at ASCO

2020 Virtual Scientific Program and Submitted to U.S. FDA as Part of NDA Filing

- Final OS Hazard Ratio Improves to 0.97 -

- Company to Host Conference Call Today at 8:30 am Eastern Time -

BOSTON, Mass. – May 29, 2020 – AVEO Oncology (NASDAQ: AVEO) today announced the presentation of results from the final analysis of overall survival (OS) in its pivotal Phase 3 TIVO-3 trial comparing tivozanib, the Company’s next-generation vascular endothelial growth factor (VEGF) receptor tyrosine kinase inhibitor (TKI), to sorafenib in 3rd and 4th line renal cell carcinoma (RCC). The results, which have been submitted to the U.S. Food and Drug Administration (FDA) as part of the Company’s New Drug Application (NDA) submitted in March, are being featured today at the ASCO 2020 Virtual Scientific Program in a poster titled, “TIVO-3: Final OS analysis of a phase III, randomized, controlled, multicenter, open-label study to compare tivozanib to sorafenib in subjects with metastatic renal cell carcinoma (RCC)” (abstract 5062). A copy of the poster will be available at the ASCO virtual meeting beginning today, May 29, 2020, at 8:00 AM ET. The poster and accompanying oral presentation by Sumanta (Monty) Pal, MD, Associate Clinical Professor, Department of Medical Oncology and Therapeutics Research, and Co-director, Kidney Cancer Program, at City of Hope Comprehensive Cancer Center, can be viewed at www.aveooncology.com.

As previously announced, the TIVO-3 trial met the primary endpoint of progression free survival (PFS) (HR=0.73; p=0.02) and the secondary endpoint of overall response rate (ORR) (18% vs. 8%; p=0.02). The final OS hazard ratio (HR), which assesses the overall relative risk of death, was 0.97 (95% CI: 0.75-1.25; p=0.82), favoring tivozanib and improving from the previously reported interim HR of 0.99. Updated median OS, representing a single point in time in the OS curve, was 16.4 months for tivozanib (95% CI: 13.4-22.2) and 19.2 months for sorafenib (95% CI: 15.0-24.2). These OS HR results are similar to those of prior VEGFR TKI vs. VEGFR TKI studies in RCC.1-4

Tivozanib was found to be generally well-tolerated, with grade 3 or higher adverse events (AEs) consistent with those observed in previous tivozanib trials. The most common AE in patients receiving tivozanib was hypertension (38% vs. 25% for sorafenib, of treated patients), an AE known to reflect effective VEGF pathway inhibition. Infrequent but severe AEs reported in greater number in the tivozanib arm were thrombotic events (5% vs. 4% for sorafenib, of treated patients) similar to those observed in previous tivozanib studies. Dose reductions and interruptions due to AEs were significantly lower for tivozanib vs. sorafenib, despite nearly double the average number of cycles initiated for the tivozanib arm (11.9 months vs. 6.7 months for sorafenib), treatment related AEs leading to permanent discontinuation were 8% for tivozanib vs. 15% for sorafenib.

“We believe the TIVO-3 data demonstrate a favorable risk/benefit profile for tivozanib in the growing population of patients who have relapsed or become refractory to multiple lines of therapy, including checkpoint inhibitors,” said Dr. Pal. “The lack of clinical data to guide treatment decisions in a robust, evidence-based manner in this setting is a serious and growing unmet medical need, particularly as this population continues to grow thanks to improved treatment in earlier lines. TIVO-3 provides the first positive superiority study to help guide this important treatment decision and, furthermore, offers this highly refractory patient population a favorable tolerability profile as indicated by fewer dose reductions, interruptions and discontinuations over a less selective VEGFR TKI in sorafenib.”

“This outcome marks a significant milestone in a long journey to see tivozanib fulfill its potential, and is a critical step forward in our goal to improve both efficacy outcomes and patient experience for individuals living with cancer,” said Michael Bailey, president and chief executive officer of AVEO. “Tivozanib has the potential to define highly refractory kidney cancer treatment, an area with no current evidence-based standard of care. We look forward to continuing our dialogue with the FDA as we work toward a marketing authorization decision, and we will continue to build on our foundation for commercial readiness. We owe our deepest gratitude to the patients and their families for participating in the tivozanib clinical program, and to the healthcare professionals who have continued to believe in the potential of tivozanib.”

Conference Call and Webcast

In connection with this announcement, AVEO will host a conference call and audio webcast today, May 29, 2020, at 8:30 am Eastern Time. Dr. Pal will join the AVEO management team to review the data announced today. The call can be accessed by dialing (844) 882-7841 (U.S. and Canada) or (574) 990-9828 (international). The passcode for the conference call is 7967605. To access the live audio webcast, or the subsequent archived recording, please visit the Investors section of the AVEO website at www.aveooncology.com. The webcast will be recorded and available for replay on AVEO’s website for two weeks.

About Tivozanib (FOTIVDA®)

Tivozanib (FOTIVDA®) is an oral, once-daily, next-generation vascular endothelial growth factor receptor (VEGFR) tyrosine kinase inhibitor (TKI) discovered by Kyowa Kirin and approved for the treatment of adult patients with advanced renal cell carcinoma (RCC) in the European Union, the United Kingdom, Norway, New Zealand and Iceland. It is a potent, selective and long half-life inhibitor of all three VEGF receptors and is designed to optimize VEGF blockade while minimizing off-target toxicities, potentially resulting in improved efficacy and minimal dose modifications.5,6 Tivozanib is being studied in the TIVO-3 trial, which is supporting a regulatory submission of tivozanib in the U.S. seeking marketing approval as a treatment for relapsed or refractory RCC. Tivozanib has been shown to significantly reduce regulatory T-cell production in preclinical models7 and has demonstrated synergy in combination with nivolumab (anti PD-1) in a Phase 2 study in RCC8. Tivozanib has been investigated in several tumor types, including renal cell, hepatocellular, colorectal, ovarian and breast cancers.

About AVEO

AVEO is developing an oncology pipeline designed to provide a better life for patients with cancer. AVEO’s strategy is to focus its resources toward development and commercialization of its product candidates in North America, while leveraging partnerships to support development and commercialization in other geographies. AVEO’s lead candidate, tivozanib (FOTIVDA®), is approved in the European Union, the United Kingdom, Norway, New Zealand and Iceland for the treatment of adult patients with advanced renal cell carcinoma. AVEO is working to develop and commercialize tivozanib in North America as a treatment for renal cell carcinoma, hepatocellular carcinoma and other cancers. Ficlatuzumab (HGF MAb) is in a Phase 2 clinical trial in head and neck cancer and has reported early clinical data in pancreatic cancer. AVEO’s earlier-stage pipeline includes several monoclonal antibodies in oncology development, including AV-203 (anti-ErbB3 MAb), AV-380 (GDF15 MAb) and AV-353 (Notch 3 MAb). For more information, please visit the Company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “expect,” “hope,” “intend,” “may,” “plan,” “potential,” “could,” “should,” “would,” “seek,” “look forward,” “advance,” “goal,” “strategy,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the potential for tivozanib as a treatment option for patients with advanced HCC or relapsed/refractory or advanced RCC, and following earlier TKI and immunotherapy treatment;; the potential efficacy, safety, and tolerability of tivozanib, both as a stand-alone drug candidate and in combination with other therapies in several indications; AVEO’s execution of its clinical and regulatory strategy for tivozanib; AVEO’s plans and strategies for commercialization of tivozanib in the United States and Europe; and AVEO’s strategy, prospects, plans and objectives for its product candidates and for the Company generally. AVEO has based its expectations and estimates on assumptions that may prove to be incorrect. As a result, readers are cautioned not to place undue reliance on these expectations and estimates. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to:; whether the results of TIVO-3 are sufficient to obtain marketing approval for tivozanib in the U.S., which turns on the ability of AVEO to demonstrate to the satisfaction of the FDA the safety and efficacy of tivozanib based upon the findings of TIVO-3, including its data with respect to PFS, the rate of adverse events, OS and other information that the FDA may determine to be relevant to approvability; AVEO’s ability, and the ability of its licensees, to demonstrate to the satisfaction of applicable regulatory agencies such as the FDA the safety, efficacy and clinically meaningful benefit of AVEO’s product candidates; and AVEO’s ability to enter into and maintain its third party collaboration and license agreements, and its ability, and the ability of its strategic partners, to achieve development and commercialization objectives under these arrangements. AVEO faces other risks relating to its business as well, including risks relating to the timing and costs of seeking and obtaining regulatory approval; AVEO’s and its collaborators’ ability to successfully enroll and complete clinical trials; AVEO’s ability to maintain compliance with regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates; AVEO’s ability to successfully implement its strategic plans, including its ability to successfully launch and commercialize tivozanib if it may be approved for commercialization by the FDA; AVEO’s ability to raise the substantial additional funds required to achieve its goals, including those goals pertaining to the development and commercialization of tivozanib; unplanned capital requirements; adverse general economic and industry conditions; the potential adverse effects of the COVID-19 pandemic on AVEO’s business continuity, financial condition, results of operations, liquidity and ability to successfully and timely enroll, complete and read-out data from its clinical trials; competitive factors; and those risks discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included in AVEO’s quarterly and annual reports on file with the Securities and Exchange Commission (SEC) and in other filings that AVEO makes with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release, and subsequent events and developments may cause its views to change. While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date other than the date of this press release.

Any reference to AVEO’s website address in this press release is intended to be an inactive textual reference only and not an active hyperlink.

References

1.	Hutson et al. Clinical Genitourinary Cancer; Vol. 15, No. 1, 72-6.
2.	Choueiri et al. European Journal of Cancer 2018; 94: 115e125
3.	Motzer et. al. Lancet Oncol 2013; 14: 552–62.
4.	Motzer, et al. N Engl J Med. 2014;370(18):1769-1770.
5.	Fotivda (Tivozanib) SmPC August 2017
6.	Motzer RJ, Nosov D, Eisen T, et al. J Clin Oncol 2013; 31(30): 3791-9
7.	Pawlowski N et al. AACR 2013. Poster 3971
8.	Barthelemy et al. ESMO 2018. Poster 878P

AVEO Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com